FOR IMMEDIATE RELEASE		April 29, 2016
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2016 FIRST-QUARTER EARNINGS

•	Results in line with the company’s expectations; full-year 2016 earnings guidance affirmed

•	Major planned fossil power plant outages increase operations and maintenance expenses versus a year ago

•	Retail sales continue to improve as Arizona’s economy continues post-recession growth

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $4.5 million, or $0.04 per diluted share of common stock, for the quarter ended March 31, 2016. This result compares with $16.1 million, or $0.14 per diluted share, for the same period in 2015.

“Financial results were in line with our expectations, especially given the major fossil power plant overhauls and maintenance work that we had built into our budget,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “We remain optimistic that we will achieve our annual targets as customer and electricity sales growth continue to rebound, along with Arizona’s improving economy.”

Brandt cited a recent study by the U.S. Census Bureau that indicates the Phoenix-metropolitan area is the third-fastest growing of the top 15 metro areas in the U.S. A second report by Arizona’s Office of Employment and Population Statistics shows the state has formally matched its pre-recession employment levels, amid expectations of continued solid growth in both population and jobs.

Looking to the immediate future, Brandt added that the company is focused on achieving constructive regulatory outcomes on a number of key energy policy issues, including Arizona’s value and cost of distributed generation proceeding, as well as the company’s upcoming rate case. “We will continue working with various stakeholders to achieve fair policies that benefit all our customers - and that help ensure a sustainable energy future for all of Arizona,” he said.

The 2016 first-quarter results comparison was adversely impacted by increased operations and maintenance expenses, which decreased results by $0.17 per share compared with the prior-year period. The expense increase was largely comprised of higher fossil plant maintenance costs as a result of more planned work being completed in the 2016 first quarter compared to the 2015 first quarter.

The above costs were partially offset by the following items:

•	The effects of weather variations improved results by $0.02 per share compared to the year-ago period despite temperatures that remained less favorable than normal. While residential heating degree-days (a measure of the effects of weather) were 57 percent higher than last year’s first quarter, heating degree-days were still 18 percent below normal 10-year averages. A contributing factor was that February 2016 was the third-mildest February in the last 20 years and the fifth-mildest over the last 40 years.

•	Increased retail transmission revenue positively impacted earnings by $0.02 per share.

•
Higher retail electricity sales - excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation - improved earnings $0.01 per share. Compared to the same quarter a year ago, weather-normalized sales increased 1.3 percent (partly the result of an additional day of sales due to the leap year), while total customer growth improved 1.3 percent quarter-over-quarter.

•	The net effect of miscellaneous items increased earnings $0.02 per share.

Financial Outlook
For 2016, the Company continues to expect its on-going consolidated earnings will be within a range of $3.90 to $4.10 per diluted share, on a weather-normalized basis, and to achieve a consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2016 outlook can be found in the first-quarter 2016 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2016 first-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, April 29. A replay of the webcast can be accessed at pinnaclewest.com/presentations. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, May 6, 2016, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13634257.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $15 billion, about 6,200 megawatts of generating capacity and 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with useful indicators of our results that are comparable among periods because they exclude the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in Part II, Item 1A of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended

March 31, 2016, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,
	2016	2015

Operating Revenues	$677,167	$671,219

Operating Expenses
Fuel and purchased power	221,285	223,237
Operations and maintenance	243,195	214,944
Depreciation and amortization	119,476	120,949
Taxes other than income taxes	42,501	43,216
Other expenses	548	1,189
Total	627,005	603,535

Operating Income	50,162	67,684

Other Income (Deductions)
Allowance for equity funds used during construction	10,516	9,224
Other income	117	235
Other expense	(4,038)	(4,286)
Total	6,595	5,173

Interest Expense
Interest charges	50,744	48,399
Allowance for borrowed funds used during construction	(5,227)	(4,216)
Total	45,517	44,183

Income Before Income Taxes	11,240	28,674

Income Taxes	1,914	7,947

Net Income	9,326	20,727

Less: Net income attributable to noncontrolling interests	4,873	4,605

Net Income Attributable To Common Shareholders	$4,453	$16,122

Weighted-Average Common Shares Outstanding - Basic	111,296	110,916

Weighted-Average Common Shares Outstanding - Diluted	111,847	111,377

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$0.04	$0.15
Net income attributable to common shareholders - diluted	$0.04	$0.14